Exhibit 99.5

FILED
CIVIL BUSINESS OFFICE 8
CENTRAL DIVISION

11 DEC 14 PM 3:01

CLERK-SUPERIOR COURT
SAN DIEGO COUNTY, CA

Mark M. Gloven (State Bar No. 139397)
ENGLISH & GLOVEN
A Professional Corporation
550 West "C" Street, Suite 1800
San Diego, California 92101
Telephone: (619) 338-6610
Facsimile: (619) 338-6657

Attorneys for Plaintiffs
Sherman Capital Group, LLC,
Singer Children's Management Trust,
David S. Oros,
Milfam NG, LLC, and
Lloyd I. Miller - Trust C

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF SAN DIEGO

SHERMAN CAPITAL GROUP, LLC, an Arizona limited liability company; SINGER CHILDREN'S MANAGEMENT TRUST, a New Jersey trust; DAVID S. OROS, an individual; MILFAM NG LLC, a Delaware limited liability company; and LLOYD I. MILLER - TRUST C, an Ohio trust Plaintiffs, v. OC KIM, an individual; GARY NELSON, an individual; JOON WON JYOUNG, an individual; JOHNATHAN CHEE, an individual; BENJAMIN CHUNG, an individual; YUN J. (DAVID) LEE, an individual; and DOES 1 - 10, inclusive, Defendants.	Case No. 37-2011-00102496-CU-BT-CTL **COMPLAINT FOR:** **(1) BREACH OF FIDUCIARY DUTY; AND** **(2) DECLARATORY RELIEF**

Plaintiffs Sherman Capital Group, LLC, Singer Children's Management Trust, David S. Oros, Milfam NG, LLC and Lloyd I. Miller - Trust C (collectively, "Plaintiffs"), allege as follows:

COMPLAINT

INTRODUCTION 1. This is an action to recover damages for breach of fiduciary duty and declaratory relief in connection with the systematic corporate mismanagement and intentional disenfranchisement of the stockholders of Franklin Wireless Corp. (“Company” or “Franklin”) by the Defendants. Defendants have failed to manage the Company in a way that will maximize value for shareholders, repeatedly taken actions designed to entrench themselves in the Company, intentionally misled Company shareholders and regulators, and violated federal and state securities and corporate governance laws and the Company’s governing corporate documents. In doing so, Defendants breached various fiduciary duties owed to Company stockholders, and thereby damaged Plaintiffs. PARTIES 2. Plaintiff Sherman Capital Group, LLC is a limited liability company organized under the laws of the State of Arizona, with a principal place of business located at 3820 W. Happy Valley Road, Suite 141-601, Glendale, Arizona 85310. As of the date hereof, Sherman Capital Group, LLC holds 305,000 shares of common stock of Franklin (“Franklin Common Stock”). 3. Plaintiff Singer Children’s Management Trust is a trust created under the laws of New Jersey, with a principal place of business located at 212 Vaccaro Drive, Cresskill, New Jersey 07626. As of the date hereof, Singer Children’s Management Trust holds 455,846 shares of Franklin Common Stock. 4. Plaintiff David S. Oros is an individual who resides in Maryland, with a principal place of business at 621 E. Pratt Street, Baltimore, Maryland 21202. As of the date hereof, Mr. Oros holds 456,005 shares of Franklin Common Stock. 5. Plaintiff Milfam NG LLC is a limited liability company organized under the laws of Delaware, with a principal place of business at 4550 Gordon Drive Naples, Florida 34102. As of the date hereof, Milfam NG LLC holds 264,900 shares of Franklin Common Stock. 6. Plaintiff Lloyd I. Miller—Trust C is a trust created under the laws of Ohio, with a principal place of business at 4550 Gordon Drive Naples, Florida 34102. As of the date hereof, Lloyd I. Miller—Trust C holds 50,000 shares of Franklin Common Stock. 2 COMPLAINT

7. Franklin is a corporation organized under the laws of the State of Nevada with a principal place of business located at 6205 Lusk Blvd., San Diego, California 92121. 8. Plaintiffs allege, on information and belief, that Defendant OC Kim, is the President, acting Chief Financial Officer and Secretary of Franklin, and a director of Franklin, and an individual of the age of majority residing in San Diego County, California. 9. Plaintiffs allege, on information and belief, that Defendant Gary Nelson is a director and Chairman of the Board of Directors of Franklin, and an individual of the age of majority residing in San Diego County, California. 10. Plaintiffs allege, on information and belief, that Defendant Joon Won Jyoung is a director of Franklin, and an individual of the age of majority. 11. Plaintiffs allege, on information and belief, that Defendant Johnathan Chee is a director of Franklin, and an individual of the age of majority residing in San Diego County, California. 12. Plaintiffs allege, on information and belief, that Defendant Benjamin Chung is a director of Franklin, and an individual of the age of majority residing in San Diego County, California. 13. Plaintiffs allege, on information and belief, that Defendant Yun J. (David) Lee, is the Chief Operating Officer of Franklin, and an individual of the age of majority residing in San Diego County, California. 14. Plaintiffs are unaware of the true identity, nature and capacity of each of the defendants herein designated as DOES 1 through 10, inclusive. Plaintiffs allege, on information and belief, that each of defendants designated herein as a DOE is in some manner responsible for the actions, damages and injuries alleged in this complaint. Upon learning the true identity, nature and capacity of the DOE defendants, Plaintiffs will amend this complaint to allege their true names and capacities. 15. Plaintiffs allege, on information and belief, that all material times herein, Defendants and DOES 1 through 10, and each of them, were the agents of the other defendants, and the acts of each defendant were within the course and scope of their agency and/or employment. 16. Subject matter jurisdiction and venue are proper in this Court. /1/ /1/ 3 COMPLAINT

FACTUAL BACKGROUND Company Overview 17. The Company is engaged in the design, manufacture and sale of broadband high speed wireless data communication products, such as 3G and 4G wireless modules and modems. The Company focuses primarily on wireless broadband USB modems, which allow consumers to connect to wireless broadband networks from laptop or desktop computers. The Company’s products are based on proprietary technology which enables end users to send and receive email with large file attachments, play interactive games, and receive, send and download high resolution pictures, videos and music content. The Company was the world’s first supplier of both CDMA EVDO Rev A and dual-mode (CDMA Rev A/WiMAX) Universal Serial Bus (USB) modems. 18. The Company’s wireless data communication products are positioned at the convergence of the growing wireless communications, mobile computing and internet markets. The Company markets and sells its products through two channels: (i) directly to wireless operators, and (ii) indirectly through strategic partners and distributors. The Company’s global customer base extends primarily from the United States to South American and Caribbean countries. The Company has reported in that its public filings that the Company’s USB modems are certified by such industry leaders as Sprint, Time Warner Cable, Comcast Cable, Cox, and Clearwire, as well as other wireless operators located in the United States and Caribbean and South American countries. Corporate Mismanagement and Decline 19. Notwithstanding the Company’s position in the growing wireless communication market, through systematic and routine mismanagement, incompetence and corporate malfeasance, Defendants have driven the Company’s financial and stock performance into the ground. Among other things, unlike their industry competitors, including Novatel Wireless, Inc. (“Novatel”) and Sierra Wireless, Inc. (“Sierra”), Defendants have stubbornly resisted entering the emerging “Machine-to-Machine” or “M2M” business. 20. As shown in the Company’s Form 10-Q filed on November 14, 2011, the Company’s financial results under the management of Defendants have been and continue to be abysmal. For example, in the third quarter of 2011, as compared to the third quarter of 2010, the Company’s gross 4 COMPLAINT profit fell by a startling 85% — from approximately $4.9 million to approximately $700,000 — and net sales fell by an equally alarming 81% — from approximately $16.5 million to approximately $3.1 million — with no legitimate business reason accounting for such decline. During this same period, Sierra’s financial performance declined modestly (gross profit fell 12.5%—- from approximately $49 million to approximately $43 million— and revenues fell 15% — from approximately $172 million to approximately $147 million) and Novatel ‘ s financial performance improved significantly (gross profit increased by more than 200% — from approximately $13 million to approximately $27 million— and net revenues increased by more than 50%—- from approximately $75.6 million to approximately $113.2 million). 21. In addition to mismanaging the Company’s operations, and Defendants have exhibited a chronic failure to observe proper corporate governance procedures and protocols. For example, the Company has admitted, in its Form 1 OKJA filed on May 12, 2011, that its disclosure controls and procedures were not effective for the most recent fiscal year. Moreover, the Company has not held an annual shareholders meeting in 11 years. Plaintiffs allege, on information and belief, that Defendant Joon Won Jyoung lives in South Korea and has never attended a single meeting of the Board. The Company has never conducted a quarterly stockholders conference call and has failed to find a market maker for its securities or cause an analyst to follow the Company’s performance. Furthermore, Plaintiffs allege, on information and belief, that Defendants have used Franklin Technology Inc., a Korean company of which Franklin purportedly owns approximately 51%, to divert corporate opportunities away from the Company and siphon value from the Company’s shareholders. 22. The market has made it clear that it does not believe that the Defendants are competent to manage the affairs and direction of the Company. On April 20, 2011, Franklin Common Stock closed at a price of $3.09 per share. By November 15, 2011, the share price of Franklin Common Stock had plummeted to $1.50. Plaintiffs allege, on information and belief, that this precipitous decline is due to the mismanagement of the Company by Defendants, and their attempts to disenfranchise Company stockholders and entrench themselves. Stock Option Plan Amendment 23. On February 15, 2011, the Company filed a Schedule 14C Infon-nation Statement (the “Information Statement”) with the Securities and Exchange Commission. In the Information Statement, 5 COMPLAINT

the Company announced that shareholders holding 55.49% of Franklin Common Stock had voted, by written consent, to approve an amendment (the “Option Plan Amendment”) of the Company’s 2009 stock option plan. If effective, the Option Plan Amendment would have increased the number of shares authorized for insider awards (including awards to Defendants) from 1,300,000 to 2,000,000 shares. 24. Tn the Information Statement, the Company also announced that, collectively, at the time of the Option Plan Amendment, its officers and directors held approximately 19.3% of the outstanding Franklin Common Stock. The Information Statement did not identify any other large stockholders in addition to Defendants who would (or could) account for this vote, and did not explain how the votes necessary to adopt the Option Plan Amendment were obtained without a solicitation of shareholder votes (as required by applicable securities laws and regulations). 25. In addition to being in violation of applicable securities laws, the purported Option Plan Amendment also appears to have been made in express violation of the Company’s Bylaws. Section 12 of the Company’s Bylaws (as filed with the Company’s Form 10-K for the fiscal year ended June 30, 2009) prohibits outright any action by shareholders taken by written consent. The Bylaws specifically provide that “[a]ll actions required or permitted to be taken by the shareholders shall be taken at a duly convened meeting of shareholders.” The Plaintiff Letter and Sale Offer 26. On August 4, 2011, certain of the Plaintiffs sent a letter to the Company’s Board expressing their extreme dissatisfaction with the performance of the Company’s stock, the Company’s failure to adequately disclose information to its shareholders, and the Company’s improper corporate governance (“August 4 Letter”). In the August 4 Letter, the Plaintiffs noted numerous, deeply-troubling examples of the Board’s and management’s failings in governance and financial management, including that the Company had violated its own Bylaws in connection with the purported Option Plan Amendment, and by failing to hold an annual shareholders meeting for over a decade. Following August 4, 2011, however, the Company’s pattern of poor performance and disenfranchisement of shareholders continued and, in some instances, worsened. Among other things, the Company’s stock price continued to plunge and the Company’s financial results continued to decline. 6 COMPLAINT

27. After receiving the August 4 Letter, Defendants, through Defendant OC Kim, the Company’s President, acting Chief Financial Officer, Secretary and a member of the Board, contacted the Plaintiffs with a startling offer. Defendant Kim offered, on behalf of himself and the other Defendants, to sell all shares of the Company’s common stock held by the Defendants to the Plaintiffs and concurrently resign all positions with the Company. Defendants’ actions confirm they have lost all confidence in the prospects of the Company, and the Board’s ability to manage the Company effectively. November 14. 2011 Proxy Statement 28. On November 14, 2011, the Company filed a proxy statement (the “Proxy”), scheduling a shareholder meeting for December 22, 2011, in the middle of the Holiday season, when Defendants knew or should have known that public shareholders would be unable to attend (or at least less likely to attend). Plaintiffs allege, on information and belief, that the timing of the meeting was and is expressly intended to reduce shareholder participation for the purpose of entrenching the Defendants as Franklin’s management and directors. 29. Moreover, the Company set a previously unannounced record date of October 14, 2011 for voting shares of Franklin Common Stock at the annual meeting, the earliest date permitted under the Company’s Bylaws. The failure to announce a record date in advance effectively disenfranchised Franklin stockholders (including Plaintiffs) who purchased shares of Franklin Common Stock following the record date. Such shareholders will not be able to vote all of their shares at the annual meeting, notwithstanding that this will be the first opportunity Company shareholders will have had to vote their shares in over a decade. 30. In addition to seeking shareholder approval ofthe appointment or reappointment of certain of the Defendants to the Company’s board, the Proxy also seeks shareholder ratification of the defective Option Plan Amendment. By seeking such ratification, the Company has effectively acknowledged that the Company previously misled Company stockholders and the SEC when it reported in the Information Statement that a majority of stockholders had previously approved the Option Plan Amendment. /// /// /// 7 COMPLAINT

FIRST CAUSE OF ACTION (Breach of Fiduciary Duty) 31. Plaintiffs incorporate by reference the allegations of paragraphs 1 through 31, as though fully set forth herein. 32. As directors and/or officers of the Company, each of the Defendants owe fiduciary duties of care, loyalty and good faith to the Company’s stockholders, including Plaintiffs. Defendants’ fiduciary duties include obligations to exercise good business judgment, to act prudently in the operation of the Company’s business, to discharge their actions in good faith, to act in the best interests of the Company and its stockholders, and to put the interests of the Company before their own. 33. Defendants breached their fiduciary duty of care by, among other things, routinely mismanaging the Company, and failing to comply with the terms of the Company’s governing corporate documents and applicable corporate law. 34. Defendants breached their duties of loyalty and good faith by, among other things, intentionally violating federal securities laws in an attempt to approve the Option Plan Amendment and issue themselves additional equity in the Company, and seeking to disenfranchise Company stockholders and entrench themselves as Company management and members of the Company’s Board at the expense of the Company’s stockholders. 35. Plaintiffs and other Company stockholders have been damaged by the Defendants’ breach of their fiduciary duties. SECOND CAUSE OF ACTION (Declaratory Relief) 36. Plaintiffs incorporate by reference the allegations of paragraphs 1 through 36, as though fully set forth herein. 37. An actual controversy has arisen and now exists between the parties concerning the following matters: a. Defendants’ lack of compliance with the Company’s governing corporate documents and applicable corporate law; b. the validity of the Option Plan Amendment; 8 COMPLAINT

c. the validity of the Proxy, including the notice and scheduling of the annual shareholder meeting scheduled for December 22, 2011. d. other issues to be shown according to proof. 38. Judicial declarations are necessary and appropriate at this time to enable the parties to ascertain their rights and duties to each other. WHEREFORE, Plaintiffs pray for the following relief: 1. An award of compensatory damages in an amount to be shown according to proof; 2. Declaratory relief as requested herein; 3. Attorneys fees and costs to the extent allowed by law; 4. Such further and other relief as this Court deems just and proper. Dated: December 14, 2011 ENGLISH & GLOVEN A Professional Corporation By: Mark M. Glove Attorneys for Sherman Capital Group, LLC Singer Children’s Management Trust, David S. Oros Milfam NG, LLC, and Lloyd I. Miller—Trust C 9 COMPLAINT